Exhibit 99.1

Press Release of Registrant dated January 9, 2004

LightPath Technologies, Inc.

Announces Final Corrected Results of Annual Meeting

FOR IMMEDIATE RELEASE

(January 9, 2004) ORLANDO, FL. LightPath Technologies, Inc. (NASDAQ: LPTH), a manufacturer and integrator of families of precision molded aspheric optics, GRADIUM® glass products, high performance fiber-optic collimators and isolators, announced that it will resubmit for approval of the stockholders at its next stockholders’ meeting its proposed amendment to the Company’s Amended and Restated Omnibus Incentive Plan (the “Omnibus Plan”), providing for an increase of 350,000 shares of LightPath common stock to be reserved for issuance under the Plan.

LightPath previously reported on November 14, 2003, that the Omnibus Plan proposal had not passed at the Annual Meeting of stockholders held on November 14, 2003. LightPath has subsequently been advised that under the requirements of Delaware law and its governing documents, the proposal did pass because over 80% of the shares present in person or represented by proxy at the meeting and entitled to vote on the matter were voted in favor of the proposal. Due to a potentially confusing disclosure in LightPath’s proxy regarding the vote, LightPath has elected to resubmit the proposal for stockholder approval at its next stockholders’ meeting. The disclosure in question relates to the description of the affirmative vote required to approve the proposal and the treatment of broker non-votes in calculating the percentage of affirmative votes.

The Company continues to focus on revenue growth in new markets and products as well as continued improvement in manufacturing performance and operating expenses in order to reduce our cash requirements. It is the Company’s belief that, to attract and retain qualified personnel, it must provide incentives for such persons to strive to attain the Company’s long-term goal of increasing stockholder value. It is, therefore, in the best interests of the Company and its stockholders to provide the personnel of the Company, through the granting of stock options and stock awards, the opportunity to participate in the appreciation in value, if any, of the Company’s common stock. The Omnibus Plan amendment that was presented to the stockholders is intended to help to ensure the Company’s ability to attract and retain persons qualified in high-performance optics technologies.

The Company: LightPath manufactures optical products including precision molded aspheric optics, GRADIUM® glass products, proprietary collimator assemblies, laser components utilizing proprietary automation technology, higher-level assemblies and packing solutions. LightPath has a strong patent portfolio that has been granted or licensed to us in these fields. LightPath common stock trades on the Nasdaq National Market under the stock symbol LPTH.

Contacts:	Ken Brizel, President & CEO, or Monty Allen, CFO
LightPath Technologies, Inc. (407) 382-4003
Internet: www.lightpath.com

This news release includes statements which constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed by LightPath Technologies, Inc. in its public filings with the Securities and Exchange Commission.

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